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                                                                      EXHIBIT 12

                          HONEYWELL INTERNATIONAL INC.
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   2003     2002         2001        2000     1999
                                                   ----     ----         ----        ----     ----
                                                                    (In millions)
Determination of Earnings:
Income (loss) before taxes......................  $1,640   $ (945)      $ (422)     $2,398   $2,248
Add (Deduct):
    Amortization of capitalized interest........      24       24           25          25       25
    Fixed charges...............................     440      435          512         583      362
    Equity income, net of distributions.........     (38)     (42)         199         132      (46)
                                                  ------   ------       ------      ------   ------
        Total earnings, as defined..............  $2,066   $ (528)      $  314      $3,138   $2,589
                                                  ------   ------       ------      ------   ------
                                                  ------   ------       ------      ------   ------

Fixed Charges:
Rents(a)........................................  $  105   $   91       $  107      $  102   $   97
Interest and other financial charges............     335      344          405         481      265
                                                  ------   ------       ------      ------   ------
                                                     440      435          512         583      362
Capitalized interest............................      15       21           17          16       22
                                                  ------   ------       ------      ------   ------
        Total fixed charges.....................  $  455   $  456       $  529      $  599   $  384
                                                  ------   ------       ------      ------   ------
                                                  ------   ------       ------      ------   ------
Ratio of earnings to fixed charges..............  $ 4.54    (1.16)(b)     0.59(b)     5.24     6.74
                                                  ------   ------       ------      ------   ------
                                                  ------   ------       ------      ------   ------

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 (a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor on all rentals other than for capitalized leases.

 (b) The ratio of earnings to fixed charges was less than 1:1 for the years ended December 31, 2002 and 2001. In order to have achieved a ratio of earnings to fixed charges of 1:1, we would have had to have generated an additional $984 and $215 million of earnings in the years ended
     December 31, 2002 and 2001, respectively.